Exhibit 99.1

Globalstar
--------------------------------------------------------------------------------
3200 Zanker Road
San Jose, CA  95134
Tel: (408) 933-4000

                                                              News
                                                      For Immediate Release

                                         Contacts: Media:
                                                   Mac Jeffery
                                                   212/338-5383

                                                   Investors:
                                                   The Abernathy MacGregor Group
                                                   877/566-7607

              Globalstar Reports Results For First Quarter of 2003
                           Revenues continue to grow;
                        Acquisition by ICO now in process

San Jose, CA, May 15, 2003 -- Globalstar, the world's most widely-used handheld satellite telephone service, today announced its results for the quarter ended March 31, 2003. Subscriber numbers and overall revenues significantly improved, and operating losses narrowed substantially over the previous quarter. Shortly after the close of the quarter, Globalstar and ICO Global Communications (Holdings) Limited received court approval for a transaction under which Globalstar would transfer most of its assets to a new Globalstar operating company which will be majority owned by ICO in exchange for an investment of $55 million.

Globalstar, L.P.'s total revenue for the first quarter of 2003 was $11.6 million, an increase of 27% over the previous quarter. Revenue was largely derived from the sale of airtime over the Globalstar system, with minutes of use
(MOUs) rising to 11.3 million for the quarter, up 17% over the previous quarter. While the company has recently seen a dramatic rise in usage in the Middle East in both military and civilian applications, Globalstar service was not made available in Iraq until mid-April, and therefore the elevated usage in this region will be more clearly reflected starting with the second quarter.

Year-over-year, revenue in the first quarter was up 209% over the same period in 2002, largely reflecting the acquisition of service provider operations in the United States in the latter half of 2002. Net losses for the quarter were down 81% over the same quarter in 2002.

For the quarter, Globalstar, L.P.'s net loss applicable to ordinary partnership interests was $15.2 million, a decline of 58% over the previous quarter. This loss is equivalent to $0.23 per partnership interest, which converts to a loss of $0.05 per share of Globalstar Telecommunications Limited (GTL).

As of March 31, 2003, Globalstar had approximately 84,000 subscribers worldwide, an increase of 9% over the fourth quarter of 2002. The company also had $13.5 million cash-on-hand after drawing down $4 million of debtor-in-possession (DIP) financing.

"With each passing quarter, our business has continued to show steady improvement, and with the ICO bid for Globalstar approved by the Bankruptcy Court last month, the end of our restructuring work is now within sight," said Olof Lundberg, chairman and CEO of Globalstar. "A number of regulatory approvals must still be received before the acquisition becomes final, but we have already started to work with ICO to explore ways for us to move forward. We are hopeful that the acquisition can be completed within the next few months."

A full discussion of Globalstar's financial performance and operations for the first quarter can be found in the company's Report on Form 10-Q, to be filed shortly with the U.S. Securities and Exchange Commission.

Globalstar is a provider of global mobile satellite telecommunications services, offering both voice and data services from virtually anywhere in over 100 countries around the world. For more information, visit Globalstar's web site at www.globalstar.com.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including but not limited to statements regarding the transactions between ICO and Globalstar, provide expectations of future events. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release because of various risks, uncertainties and other factors, including but not limited to those relating to the ability of ICO and Globalstar to reach definitive documentation, the bankruptcy reorganization process generally, the receipt of required governmental approvals and the satisfaction of other conditions that will be contained in the definitive documentation. As a result, no assurance can be given as to whether or when the transactions proposed by ICO will occur.